PROFESSIONALLY MANAGED PORTFOLIOS
AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS AMENDMENT dated as of the  5th day of February, 2008 to the Distribution Agreement, dated as of July 5, 2006, as amended January 11, 2007 (the "Distribution Agreement"), is entered into by and between PROFESSIONALLY MANAGED PORTFOLIOS, a Massachusetts business trust (the “Trust”), on behalf of its series, the FundX Upgrader Fund, the FundX Stock Upgrader Fund, the FundX Aggressive Upgrader Fund, the FundX Conservative Upgrader Fund, the FundX Flexible Income Fund, the FundX ETF Aggressive Upgrader Fund, the FundX ETF Upgrader Fund and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”).

RECITALS

WHEREAS, the parties have entered into a Distribution Agreement; and

WHEREAS, the parties desire to amend said Distribution Agreement to add the FundX Tactical Upgrader Fund; and

WHEREAS, Section 11 of the Distribution Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Distribution Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROFESSIONALLY MANAGED	QUASAR DISTRIBUTORS, LLC
PORTFOLIOS

By: /s/Robert M. Slotky	By: /s/James R. Schoenike

Name: Robert M. Slotky	Name: James R. Schoenike

Title: President	Title: President